Exhibit 3.1(i)(a)

CERTIFICATE OF INCORPORATION OF ELECTROMEDICAL TECHNOLOGIES, INC. AS AMENDED JANUARY 9, 2020ARTICLE IThe name of the corporation is ElectroMedical Technologies, Inc. (the "Corporation").ARTICLE IIThe address of the Corporation's registered office in the State of Delaware is 1209 Orange Street - Corporation Trust Center, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.ARTICLE IIIThe purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.ARTICLE IVThe aggregate number of shares which the Corporation shall have authority to issue is 25,000,000 shares of capital stock all of which shall be designated "Common Stock" and have a par value of $0.00001 per share.ARTICLE VThe business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.ARTICLE VI(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.(C) Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.ARTICLE VIIUnless the Corporation consents in writing to the selection of an alternative forum and except for actions arising under the Securities Act or Exchange Act where Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.ARTICLE VIII The name and mailing address of the incorporator are as follows; Matthew N. Wolfson 16561 N 92nd Street Suite 101 Scottsdale, Arizona 85260Executed on January 9, 2020./s/ Matthew N. Wolfson Matthew N. Wolfson, Incorporator